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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement on Form S-3 dated May 21, 1996 pertaining to the registration of 1,424,516 shares of common stock of Cypress Bioscience, Inc. (formerly IMRI Corporation) of our report dated March 15, 1994, on our audit of the consolidated statements of operations, cash flows and stockholders' equity of Cypress Bioscience, Inc. for the year ended December 31, 1993, which report is included in Cypress Bioscience, Inc.'s Annual Report on Form 10-K, as amended, for the year ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts."

COOPERS & LYBRAND L.L.P.

Seattle, Washington
May 20, 1996